Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2019 FIRST QUARTER FINANCIAL RESULTS

➢	Board of Directors Declares $0.06 Per Share Cash Dividend
➢	Chairman of the Board Transition

Financial Highlights

•	2019 Q1 revenue of $661.6 million, compared to $504.1 million in 2018 Q1
o	2019 Q1 MSA revenue of $292.9 million, a 100% increase over 2018 Q1 MSA revenue
•	2019 Q1 net income attributable to Primoris of $1.9 million, or $0.04 per fully diluted share, compared to $0.7 million, or $0.01 per fully diluted share, in 2018 Q1
•	2019 Q1 SG&A 6.5% of revenue, compared to 2018 Q1 7.3% of revenue
•	Record Total Backlog of $2.9 billion at March 31, 2019; 6.5% increase over December 31, 2018
o	Both Fixed Backlog and MSA Backlog grew sequentially from December 31, 2018

Dallas, TX – May 7, 2019–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2019.

The Company also announced that on May 3, 2019 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on June 28, 2019, payable on or about July 15, 2019.

David King, Executive Chairman and Chief Executive Officer of Primoris, commented, “We are proud of Primoris’ first quarter results achieving record backlog and exceeding net income expectations.  Our record first quarter revenue, continued focus on operational excellence, and disciplined focus on SG&A all contributed to our strong performance.  We were able to overcome the headwinds presented by severe weather and our typical seasonality to deliver positive results across all of our operating segments.  Our total backlog is at an all-time high, thanks to sequential improvements in both our MSA backlog and Fixed backlog.  We believe the diversity of our business model is fundamental to our consistent history of positive quarterly earnings.”

Mr. King continued, “Looking forward to the remainder of 2019 and into 2020, we are encouraged by the prospects for growth available in multiple end markets and are re-affirming our guidance.  Our MSA revenue, anchored by our natural gas and electric utility work, continues to grow.  We believe the demand for grid hardening will continue to expand, and there are also opportunities for us to leverage our skillset.  We have seen the market for smaller diameter pipeline work and field services projects increase, and we have confidence in the large diameter pipeline market.  Recent progress towards FID on major Gulf Coast petrochemical projects have been a positive signal for our industrial markets.  We are also interested in the growing opportunities in renewable energy, and we are gaining a strong reputation as a turnkey provider of large-scale renewable projects.  The breadth and depth of our opportunity funnel should lead to another prosperous year for Primoris, while firmly supporting multi-year growth.”

CHAIRMAN OF THE BOARD TRANSITION

On May 3, 2019, Brian Pratt informed the Board of Directors that he was stepping down as Chairman of the Board.  Mr. Pratt plans to remain on the Board as a Director and advisor assisting with M&A and capital investment.  David King has assumed the position of Executive Chairman and CEO.

Brian Pratt stated, “My time with Primoris, both as CEO and Chairman, has been the most gratifying experience of my professional life.  I am very proud of the company Primoris has grown to be, and it has been a  great privilege to work alongside so many  brilliant , dedicated, and  ethical  people.  I plan to stay involved as a director / advisor, but the time has come to pass the torch to David.  I have  an abundance of faith that he will continue to drive the Company forward for the benefit of our shareholders, customers, and employees.”

2019 FIRST QUARTER RESULTS OVERVIEW

Revenue was $661.6 million for the three months ended March 31, 2019, an increase of $157.4 million, or 31.2%, compared to the same period in 2018. The increase was primarily due to incremental revenue from the Willbros acquisition and organic growth in the Pipeline segment. The overall increase was partially offset by lower revenue in our Power and Utilities segments.  Gross profit was $52.5 million for the three months ended March 31, 2019, an increase of $7.9 million, or 17.7%, compared to the same period in 2018.  The increase was primarily due to revenue growth. Incremental gross profit in the three months ended March 31, 2019 from the Willbros acquisition totaled $7.6 million. Gross profit as a percentage of revenue decreased to 7.9% in the three months ended March 31, 2019 from 8.8% in the same period in 2018, due primarily to unfavorable weather conditions and strong performance on our Carlsbad joint venture project in 2018.

Segment Revenues

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2019		2018
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$145,383	22.0%	$166,555	33.0%
Pipeline	134,814	20.4%	57,583	11.4%
Utilities	146,206	22.1%	166,710	33.1%
Transmission	118,443	17.9%	—	—
Civil	116,712	17.6%	113,271	22.5%
Total	$661,558	100.0%	$504,119	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2019		2018
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$20,198	13.9%	$24,071	14.5%
Pipeline	15,016	11.1%	7,891	13.7%
Utilities	8,241	5.6%	9,051	5.4%
Transmission	6,628	5.6%	—	—
Civil	2,377	2.0%	3,547	3.1%
Total	$52,460	7.9%	$44,560	8.8%

Power, Industrial, & Engineering Segment (“Power”):  Revenue decreased by $21.2 million, or 12.7%, for the three months ended March 31, 2019, compared to the same period in 2018. The decrease is primarily due to the substantial completion of our Carlsbad joint venture project and a Mid-Atlantic power plant expansion project in 2018, partially offset by incremental revenue from the acquisition of Willbros in the second quarter of 2018.  Gross profit for the three months ended March 31, 2019, decreased by $3.9 million, or 16.1% compared to the same period in 2018.  The decrease is primarily due to lower revenue and slightly lower margins. Gross profit as a percentage of revenue decreased to 13.9% during the three months ended March 31, 2019, compared to 14.5% in the same period in 2018 primarily due to a strong performance and favorable margins realized by our Carlsbad joint venture and Mid-Atlantic power plant expansion projects in 2018.

Pipeline & Underground Segment (“Pipeline”):  Revenue increased by $77.2 million for the three months ended March 31, 2019, compared to the same period in 2018. The increase is primarily due to progress on major pipeline projects in the Mid-Atlantic and West Texas that began in 2018, increased pipeline maintenance activity, and incremental revenue from the acquisition of Willbros in the second quarter of 2018. The increases were partially offset by the completion of pipeline projects in Florida, the Northeast, and the Northwest in 2018.  Gross profit for the three months ended March 31, 2019 increased by $7.1 million compared to the same period in 2018 due to revenue growth, partially offset by lower margins. Gross profit as a percent of revenue decreased to 11.1% during the three months ended March 31, 2019, compared to 13.7% in the same period in 2018, primarily due to higher costs in 2019 on a West Texas pipeline project driven by unfavorable weather conditions.

Utilities & Distribution Segment (“Utilities”):   Revenue decreased by $20.5 million, or 12.3%, for the three months ended March 31, 2019, compared to the same period in 2018 primarily due to decreased activity with two major utility customers in California and lower activity with a refining customer.  Gross profit for the three months ended March 31, 2019 decreased by $0.8 million, or 8.9%, compared to the same period in 2018. The decrease is primarily due to lower revenue. Gross profit as a percent of revenue during the three months ended March 31, 2019 was 5.6%, comparable to the same period in 2018.

Transmission & Distribution Segment (“Transmission”): The Transmission segment was created in connection with the acquisition of Willbros in the second quarter of 2018.

Civil Segment (“Civil”):   Revenue increased by $3.4 million, or 3.0%, for the three months ended March 31, 2019, compared to the same period in 2018. The increase is primarily due to an ethylene plant project that began in 2018 and higher Louisiana DOT volumes, partially offset by lower Texas DOT and Arkansas DOT volumes.  Gross profit decreased by $1.2 million, or 33.0%, for the three months ended March 31, 2019, compared to the same period in 2018, primarily due to increases from expected claim recovery for the Belton area jobs in 2018. Gross profit as a percent of revenue decreased to 2.0% during the three months ended March 31, 2019, compared to 3.1% in the same period in 2018, due primarily to the reason noted above.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $42.9 million during the three months ended March 31, 2019, an increase of $6.0 million, or 16.2%, compared to the first quarter of 2018, primarily due to $7.2 million of incremental expense from the Willbros acquisition. The overall increase was partially offset by a $0.7 million reduction in compensation related expenses, including discretionary incentive compensation. SG&A expense as a percentage of revenue decreased to 6.5% compared to 7.3% for the corresponding period in 2018 due to increased revenue.

Interest expense for the three months ended March 31, 2019 increased by $3.6 million compared to the same period in 2018 due to higher average debt balances and weighted average interest rates in 2019 and a $1.4 million unrealized loss on the change in the fair value of our interest rate swap agreement in 2019.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 29.0% for the three months ended March 31, 2019.  The rate differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses.

OUTLOOK

Based on an expected third quarter 2019 remobilization date for a major pipeline project in backlog and anticipated MSA spending, the Company estimates that for the fiscal year ending December 31, 2019, net income attributable to Primoris is expected to be between $1.60 and $1.80 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at March 31, 2019 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$421	$137	$558	86%
Pipeline	618	42	660	41%
Utilities	37	765	802	100%
Transmission	27	442	469	100%
Civil	451	—	451	73%
Total	$1,554	$1,386	$2,940	80%

At March 31, 2019, Fixed Backlog was $1.55 billion, compared to $1.48 billion at December 31, 2018.

At March 31, 2019, MSA Backlog was $1.39 billion, compared to $1.28 billion at December 31, 2018.  During the first quarter of 2019, approximately $293 million of revenue was recognized from MSA projects, a 100% increase over first quarter 2018 MSA revenue.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at March 31, 2019 was $2.94 billion, compared to $2.76 billion at December 31, 2018.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenues.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, Chief Executive Officer; Tom McCormick, President; and Ken Dodgen, Executive Vice President and Chief Financial Officer, will host a conference call, Tuesday, May 7, 2019 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13689890, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2018, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kenneth M. Dodgen	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President of Investor Relations
(214) 740-5608	(214) 740-5615
kdodgen@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$661,558	$504,119
Cost of revenue	609,098	459,559
Gross profit	52,460	44,560
Selling, general and administrative expenses	42,931	36,956
Merger and related costs	—	1,695
Operating income	9,529	5,909
Other income (expense):
Foreign exchange (loss) gain	(185)	257
Other income (expense), net	(370)	(12)
Interest income	349	272
Interest expense	(5,592)	(1,998)
Income before provision for income taxes	3,731	4,428
Provision for income taxes	(795)	(212)
Net income	$2,936	$4,216

Less net income attributable to noncontrolling interests	$(989)	$(3,528)

Net income attributable to Primoris	$1,947	$688

Dividends per common share	$0.060	$0.060

Earnings per share:
Basic	$0.04	$0.01
Diluted	$0.04	$0.01
Weighted average common shares outstanding:
Basic	50,770	51,479
Diluted	51,188	51,747

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$73,985	$151,063
Accounts receivable, net	397,786	372,695
Contract assets	366,435	364,245
Prepaid expenses and other current assets	38,123	36,444
Total current assets	876,329	924,447
Property and equipment, net	369,128	375,884
Operating lease assets	153,168	—
Deferred tax assets	1,492	1,457
Intangible assets, net	78,450	81,198
Goodwill	207,410	206,159
Other long-term assets	4,789	5,002
Total assets	$1,690,766	$1,594,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$190,244	$249,217
Contract liabilities	194,094	189,539
Accrued liabilities	165,923	117,527
Dividends payable	3,051	3,043
Current portion of long-term debt	66,872	62,488
Total current liabilities	620,184	621,814
Long-term debt, net of current portion	307,273	305,669
Noncurrent operating lease liabilities, net of current portion	104,039	—
Deferred tax liabilities	7,268	8,166
Other long-term liabilities	41,617	51,515
Total liabilities	1,080,381	987,164
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	147,208	144,048
Retained earnings	459,959	461,075
Accumulated other comprehensive loss	(534)	(908)
Noncontrolling interest	3,747	2,763
Total stockholders’ equity	610,385	606,983
Total liabilities and stockholders’ equity	$1,690,766	$1,594,147

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$2,936	$4,216
Adjustments to reconcile net income to net cash (used in) provided by operating activities (net of effect of acquisitions):
Depreciation	18,952	14,368
Amortization of intangible assets	2,748	2,424
Stock-based compensation expense	487	215
Gain on sale of property and equipment	(2,217)	(1,104)
Other non-cash items	80	40
Changes in assets and liabilities:
Accounts receivable	(24,722)	30,669
Contract assets	(2,328)	2,970
Other current assets	(2,231)	(6,356)
Other long-term assets	182	(499)
Accounts payable	(59,198)	(9,987)
Contract liabilities	2,590	(31,721)
Operating lease assets and liabilities, net	(1,447)	—
Accrued liabilities	(9,663)	(1,806)
Other long-term liabilities	1,735	231
Net cash (used in) provided by operating activities	(72,096)	3,660
Cash flows from investing activities:
Purchase of property and equipment	(14,377)	(19,125)
Issuance of a note receivable	—	(10,000)
Proceeds from sale of property and equipment	4,398	3,734
Net cash used in investing activities	(9,979)	(25,391)
Cash flows from financing activities:
Borrowings under revolving line of credit	40,000	—
Payments on revolving line of credit	(40,000)	—
Proceeds from issuance of long-term debt	23,105	—
Repayment of long-term debt	(17,170)	(12,870)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,804	1,498
Dividends paid	(3,043)	(3,087)
Other	(26)	(23)
Net cash provided by (used in) financing activities	4,670	(14,482)
Effect of exchange rate changes on cash and cash equivalents	327	—
Net change in cash and cash equivalents	(77,078)	(36,213)
Cash and cash equivalents at beginning of the period	151,063	170,385
Cash and cash equivalents at end of the period	$73,985	$134,172